Baker Hughes Names Kimberly A. Ross Chief Financial Officer

HOUSTON (Sept. 8, 2014) – Baker Hughes Incorporated (NYSE: BHI) announced today that Kimberly A. Ross, has been appointed Senior Vice President and Chief Financial Officer (CFO) effective October 22, 2014.

Ross currently serves as Executive Vice President and CFO of Avon Products, Inc. She served as Executive Vice President and CFO of Royal Ahold N.V. from 2007 to 2011 and held various other finance positions at Royal Ahold from 2001 to 2007.

Ross earned a Bachelor of Arts degree in accounting from the University of South Florida and became a certified public accountant after graduation.

“I am pleased to welcome Kimberly to the Company,” said Martin Craighead, Baker Hughes Chairman and Chief Executive Officer. “She is an accomplished executive with more than 22 years of outstanding global experience in finance. Her extensive record of accomplishments spans several industries and is a testament to her effective partnering with operational leaders in various geographies and business environments. I am looking forward to working with her and am confident she will be a world-class contributor to the success of Baker Hughes.

“Peter Ragauss will continue with the Company serving as Senior Vice President and CFO until Kimberly assumes those responsibilities on October 22, 2014. I once again want to thank Peter for his leadership and dedication to Baker Hughes.”

About Baker Hughes
Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company’s 59,000-plus employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information on Baker Hughes, visit www.bakerhughes.com.
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Baker Hughes Contacts
Media Relations:
Melanie Kania, +1.713.439.8303, melanie.kania@bakerhughes.com

Investor Relations:
Trey Clark, +1.713.439.8039, trey.clark@bakerhughes.com
Alondra Oteyza, +1.713.439.8822,alondra.oteyza@bakerhughes.com